Exhibit 6.13

TerraCycle, Inc.

2021 Restricted Stock Unit Plan

Exhibit A

TerraCycle, Inc.

RSU Agreement

This Agreement, between TerraCycle, Inc. (the “Company”) and David Zaiken (the “Participant”), dated August 1, 2024 (the “Grant Date”) is an agreement granting an RSU Award providing for the grant of RSUs pursuant to the Company’s 2021 Restricted Stock Unit Plan (the “Plan”). Capitalized terms used in this Agreement but not defined herein shall have the meanings given to those terms in the Plan.

1.            The Company hereby grants to the Participant 12,407 RSUs.

2.            The RSUs hereby granted to the Participant shall vest in equal monthly installments (at the end of each month) calculated by the number RSUs granted hereunder divided by the number of months that Participant provides services to the Company as set forth in that Certain Independent Contractor Agreement dated August 1, 2024. In the event of a Liquidity Event, all unvested RSUs granted hereubder shall vest immediately upon such Liquidity Event. The RSUs shall be subject to forfeiture in accordance with the terms of the Plan.

3.            The RSU Award shall be governed in all respects by the provisions of the Plan and this Agreement.

4.            The Participant hereby specifically agrees to be bound by the provisions of the Plan as if the terms thereof were set forth in full in this Agreement. The Participant acknowledges that the Company has relied on the Participant’s agreements set forth in the Plan and would not have made the award contained in this Agreement if the Participant had not agreed to be bound by such provisions. The Participant acknowledges receipt of the Plan document.

5.            The grant of the RSUs and the issuance of Common Stock upon vesting shall be in accordance with registration requirements of U.S. federal and state securities law, or shall be in accordance with an exemption from those registration requirements. Transferability of such RSUs and of the Common Stock is subject to restrictions imposed by the applicable U.S. federal and state (and other) securities laws, and one or more restrictive legends will be placed on the share certificates. Such restrictive legends shall indicate that the Common Stock was granted pursuant to this Agreement and transfer of such Common Stock is subject to the limitations in this Plan and the RSU Agreement. Participant hereby agrees that they are acquiring such Common Stock for Participant’s own account for investment and not with the view to any resale or redistribution thereof, and not on behalf of any other person. Participant further agrees not to sell Common Stock except in accordance with, or pursuant to, an exemption from the registration requirements of the Securities Act of 1933 and any applicable state or other securities laws.

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Signature Page to Follow

TerraCycle, Inc.

2021 Restricted Stock Unit Plan

The Grant Date of this RSU Award and the receipt of the corresponding RSUs shall be as of the date of this Agreement.

TERRACYCLE, INC.

By:
Name: Daniel Rosen
Title: General Counsel

AGREED TO AND ACCEPTED:

David Zaiken

TerraCycle, Inc.

2021 Restricted Stock Unit Plan

Exhibit B

TerraCycle, Inc.

2021 Restricted Stock Unit Plan

Beneficiary Designation Form

Name of Participant: _______________________________________

Name of Designated Beneficiary: _____________________________

Beneficiary’s Information:

Address:

Phone No.:

Social Security No.:

Beneficiary’s Representative (if applicable):

Name:
Phone No.:

Date of Designation:

Name of Secondary Beneficiary: ______________________________

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